AMENDED AND RESTATED MANAGEMENT AGREEMENT

     Amended and Restated Management Agreement, dated as of November 25, 1997 (the "MANAGEMENT AGREEMENT"), between Sterling Ventures Limited, a Delaware corporation ("STERLING"), and American Buildings Company, a Delaware corporation (the "COMPANY").

                                    PREAMBLE

     WHEREAS, the parties hereto are parties to a Management Agreement, dated as of January 19, 1993 and amended as of March 11, 1994 (the "ORIGINAL MANAGEMENT AGREEMENT"), pursuant to which STERLING is providing financial and management consulting services to the Company;

     WHEREAS, the Company is currently pursuing the acquisition of the Windsor Door division of United Dominion Industries, Inc. (the "WINDSOR DOOR ACQUISITION");

     WHEREAS, the Company and STERLING desire to amend and restate the Original Management Agreement to extend the term thereof and, if the Windsor Door Acquisition is consummated, to increase the management fee in recognition of the increased size and complexity of the Company following such acquisition; and

     WHEREAS, the Company desires to compensate STERLING for its services provided and to be provided to the Company in connection with the Windsor Door Acquisition and the financing therefor if such acquisition is consummated.

     NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, STERLING and the Company hereby agree as follows:

                                      TERMS

     1. Engagement. The Company hereby engages STERLING as a financial and management consultant, and STERLING hereby agrees to provide financial and management consulting services to the Company, all on the terms and subject to the conditions set forth below.

     2. Services of STERLING. STERLING hereby agrees during the term of this engagement to consult with and assist the Company's Board of Directors (the "BOARD") and management of the Company in such manner and on such business and financial matters as may be reasonably requested from time to time by the Board or management of the Company, including but not limited to consulting with and assisting the Board and management in the following:

          (i) developing and implementing corporate strategy;

          (ii) budgeting future corporate investments;

          (iii) developing and implementing acquisition and divestiture strategies;

          (iv) subsequent debt and equity financings;

          (v) developing relationships with real estate developers and other prospective customers with whom Sterling and its partners and employees have relationships; and

          (vi) developing international joint ventures or licensing arrangements with prospective partners or licensees with whom Sterling and its partners and employees have relationships.

In addition to the business and financial consulting services set forth above, officers and employees of STERLING will be available to serve on the Board, without additional compensation, and will devote such time and attention to the Company's affairs as STERLING determines reasonably necessary to accomplish the purposes of this Agreement. Notwithstanding the foregoing, nothing herein shall preclude the Company from compensating the non-employee directors for their services as directors of the Company to the same extent as non-employee directors were compensated prior to the date hereof.

     3. Compensation. The Company agrees to pay to STERLING as compensation for services to be rendered by STERLING hereunder a fee equal to $275,000 per year through the date of closing of the Windsor Door Acquisition and thereafter a fee equal to $375,000 per year. The management fee shall be payable quarterly in four equal installments on each January 1, April 1, July 1 and October 1 of each year commencing April 1, 1998; provided, however, that in the event there exists any default by the Company in the payment of principal or interest on the Company's outstanding revolving credit or term bank loans, the management fee shall not be paid, but shall accrue, until such payment default is cured or waived, at which time the accrued but unpaid management fee shall be paid to STERLING. The Company shall reimburse STERLING for such reasonable travel expenses and other direct out-of-pocket expenses as may be incurred by STERLING and its employees in connection with the rendering of services hereunder. The Company will, within 30 days after receipt of expense reports, reimburse STERLING for such expenses. It is understood and agreed that nothing herein shall preclude STERLING from receiving such additional compensation for additional services rendered by it as may from time to time be mutually agreed by STERLING and the Company.

     The parties acknowledge that the Company paid to STERLING $68,750 as of November 15, 1997, representing that portion of the management fee due for the period November 15, 1997 through February 14, 1998 under the Original Management Agreement. On January 1, 1998, the Company shall pay to STERLING an amount equal to the sum of (i) the amount equal to the pro rata portion of the increase in the


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


management fee, if any, from the period beginning on the day of the closing of the Windsor Door Acquisition through February 14, 1998 and (ii) the amount equal to the pro rata portion of the management fee for the period from February 15, 1998 through March 31, 1998 ($46,875 in the event of closing of the Windsor Door Acquisition).

     The Company hereby agrees to pay STERLING as compensation for services rendered and to be rendered by STERLING in connection with the Windsor Door Acquisition and the financing therefor a transaction fee of $487,500 if and when the Windsor Door Acquisition is consummated. Such fee shall be paid on the later of January 1, 1998 or the closing of the Windsor Door Acquisition.

     4. Term. This Agreement shall commence on the date hereof and shall continue in effect until the first to occur of (a) March 31, 2002 or (b) STERLING giving the Company 30 days' prior written notice of termination. No termination of this Agreement, whether pursuant to this paragraph or otherwise, shall affect the Company's obligations with respect to the fees, costs and expenses incurred by STERLING in rendering services hereunder and not reimbursed by the Company as of the effective date of such termination.

     5. Indemnification. The Company agrees to indemnify and hold harmless STERLING and its employees against and from any and all loss, liability, suits, claims, costs, damages and expenses (including attorneys' fees) arising from their performance hereunder, except as a result of their negligence or intentional wrongdoing.

     6. STERLING an Independent Contractor. STERLING and the Company agree that STERLING shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither STERLING nor its employees shall be considered employees or agents of the Company nor shall any of them have authority to contract in the name of or bind the Company, except as expressly agreed to in writing by the Company.

     7. Confidential Information. STERLING acknowledges that the information, observations and data obtained by it and its agents and employees during the course of its performance under this Agreement concerning the business plans and financial data of the Company (the "CONFIDENTIAL DATA") are the Company's valuable, special and unique assets. Therefore, it agrees that it will not, nor will it permit any of its agents or employees to, disclose to any unauthorized person any of the Confidential Data obtained by it during the course of STERLING's performance under this Agreement without the Company's prior written consent, unless and to the extent that (i) the Confidential Data becomes generally known to and available for use by the public otherwise than as a result of its acts or omissions to act or (ii) such disclosure is required by any statute, rule, regulation or law or any judicial or administrative body having jurisdiction.

     8. Notice. Any notice, report or payment required or permitted to be given or made under this Agreement by one party to the other shall be deemed to have been


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


duly given or made when delivered, if personally delivered, when transmitted, if sent by confirmed facsimile transmission, or, if mailed, when mailed by registered or certified mail, return receipt requested, postage prepaid, to the party at the following addresses (or at such other address as shall be given in writing by one party to the other):

     IF TO STERLING:

           Sterling Ventures Limited
           276 Post Road West
           Westport, Connecticut 06880
           Attention:  Chairman

     IF TO THE COMPANY:

           American Buildings Company
           1150 State Docks Road
           Eufaula, Alabama  36027
           Attention:  President

     9. Entire Agreement; Modification. This Agreement (a) contains the complete and entire understanding and agreement of the Company and STERLING with respect to the subject matter hereof; (b) supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of STERLING in connection with the subject matter hereof, including without limitation the Original Management Agreement; and (c) may not be modified except by an instrument in writing executed by the Company and STERLING.

     10. Waiver and Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.

     11. Assignment. Neither the Company nor STERLING may assign its rights or obligations under this Agreement without the express written consent of the other.

     12. Governing Law. This Agreement shall be deemed to be a contract made under, and is to be governed and construed in accordance with, the laws of the State of Delaware, without application of the conflicts of laws principles thereof.


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


     IN WITNESS WHEREOF, the Company and STERLING have caused this Agreement to be duly executed and delivered on the date and year first above written.


                                         AMERICAN BUILDINGS COMPANY

                                         By: /s/ R. CHARLES BLACKMON, JR.
                                         --------------------------------
                                         Its: Executive Vice President


                                         STERLING VENTURES LIMITED

                                         By: Douglas L. Newhouse
                                         --------------------------------
                                         Its: Chairman


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